PHUNWARE, INC.
2023B INDUCEMENT PLAN

NOTICE OF GRANT OF RESTRICTED STOCK UNITS

The capitalized terms used but not otherwise defined herein shall have the same meanings as in the Phunware, Inc. 2023B Inducement Plan (the “Plan”).
Name (“Participant):
Address:
The undersigned Participant has been granted the right to receive an award of Restricted Stock Units (“RSUs”) of Phunware, Inc. (the “Corporation”), subject to the terms and conditions of this Notice of Restricted Stock Unit Award (the “Notice”), the Plan and the attached Restricted Stock Unit Award Agreement (hereinafter “Award Agreement”).
Date of Grant:
Vesting Commencement Date:
Number of Restricted Stock Units:
Vesting Schedule:
Subject to any applicable acceleration provisions contained in the Plan or set forth below, the RSUs will vest in accordance with the following vesting schedule, subject to Participant continuing to be an employee of the Corporation (a “Service Provider”) on such dates:

Vesting Amount	Vesting Date

By accepting (whether in writing, electronically or otherwise) the RSUs, Participant acknowledges and agrees that this award of RSUs is granted under and governed by the terms and conditions of this Notice, the Plan and the Award Agreement, all of which are made a part of this document. Participant has reviewed this Notice, the Plan and this Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Notice and fully understands all provisions of this Notice, the Plan and Award Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee on any questions relating to this Notice, the Plan and Award Agreement.

[Signature Page Follows]

PARTICIPANT (TO BE SIGNED IN ETRADE) Signature Print Name Address:	PHUNWARE, INC. (TO BE SIGNED IN ETRADE) By Print Name Title

2

PHUNWARE, INC.
2023B INDUCEMENT PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

The capitalized terms used but not otherwise defined herein shall have the same meanings as in the Phunware, Inc. 2023B Inducement Plan (the “Plan”) or the Notice of Grant of Restricted Stock Units (the “Notice”) to which it is attached, as applicable.

You (“Participant”) have been granted Restricted Stock Units (“RSUs”) of Phunware, Inc. (the “Corporation”) subject to the terms, restrictions and conditions of the Notice, this Restricted Stock Unit Award Agreement (the “Award Agreement”) and the Plan, which are incorporated herein by reference.

1.Grant of Restricted Stock Units. The Corporation hereby grants to the Participant named the Notice an award of Restricted Stock Units (“RSUs”), subject to all of the subject to the terms, restrictions and conditions of the Notice, this Award Agreement and the applicable provisions of the Plan.
2.Corporation’s Obligation to Pay. Each RSU represents the right to receive a Share on the date it vests, subject to Section 4. Unless and until the RSUs will have vested in the manner set forth in Section 3 or 4, Participant will have no right to payment of any such RSUs. Prior to actual payment of any vested RSUs, such RSU’s will represent an unsecured obligation of the Corporation, payable (if at all) only from the general assets of the Corporation.
3.Vesting Schedule. Except as provided in Section 4, and subject to Section 5, the RSUs awarded by this Award Agreement will vest in accordance with the vesting schedule set forth in the Notice, subject to Participant continuing to be a Service Provider through each applicable vesting date.
4.Payment after Vesting.
(a)General Rule. Subject to Section 6, any RSUs that vest will be paid to Participant (or in the event of Participant’s death, to his or her properly designated beneficiary or estate) in whole Shares. Subject to the provisions of Section 4(b), such vested RSUs shall be paid in whole Shares as soon as practicable after vesting, but in each such case within sixty (60) days following the vesting date. Notwithstanding the foregoing, if the date on which vested RSUs are otherwise required to be paid pursuant to this Award Agreement the Participant is then subject to trading restriction, including a blackout period under the Corporation’s Insider Trading Policy, such vested RSUs will be paid to Participant as soon as practicable after such restriction has expired. In no event will Participant be permitted, directly or indirectly, to specify the taxable year of payment of any RSUs payable under this Award Agreement.
(b)Acceleration.
(i)Discretionary Acceleration. The Committee, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested RSUs at any time, subject to the terms of the Plan. If so accelerated, such Restricted Stock Units will be considered as having vested as of the date specified by the Committee. If Participant is a U.S. taxpayer, the payment of Shares vesting pursuant to this Section 4(b) shall in all cases be paid at a time or in a manner that is exempt from, or complies with, Section 409A. The prior sentence may be superseded in a future agreement or amendment to this Award Agreement only by direct and specific reference to such sentence.
(ii)Notwithstanding anything in the Notice, the Plan or this Award Agreement or any other agreement (whether entered into before, on or after the Date of Grant), if the vesting of the balance, or some lesser portion of the balance, of the RSUs is accelerated in connection with Participant’s termination as a Service Provider (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Corporation), other than due to Participant’s death, and if (x) Participant is a U.S. taxpayer and a “specified employee” within the meaning of Section 409A at the time of such termination as a Service Provider and (y) the payment of such accelerated RSUs will result in the imposition of additional tax under Section 409A if paid to Participant on or within the six (6) month period following Participant’s termination as a Service Provider, then the payment of such accelerated RSUs will not be made until the date six (6) months and one (1) day following the date of Participant’s termination as a Service Provider, unless Participant dies following his or her termination as a Service Provider, in which case, the RSUs will be paid in Shares to Participant’s estate as soon as practicable following his or her death.
(c)Section 409A. It is the intent of this Award Agreement that it and all payments and benefits to U.S. taxpayers hereunder be exempt from, or comply with, the requirements of Section 409A so that none of the RSUs provided under this Award Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to be so exempt or so comply. Each payment payable under this Award Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). However, in no event will the Corporation reimburse Participant, or be otherwise responsible for, any taxes or costs that may be imposed on Participant as a result of Section 409A. For purposes of this Award Agreement, “Section 409A” means Section 409A of the Code, and any final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.
5.Forfeiture Upon Termination as a Service Provider. Notwithstanding any contrary provision of this Award Agreement, if Participant ceases to be a Service Provider for any or no reason, the then-unvested RSUs awarded by this Award Agreement will thereupon be forfeited at no cost to the Corporation and Participant will have no further rights thereunder.
6.Death of Participant. Any distribution or delivery to be made to Participant under this Award Agreement will, if Participant is then deceased, be made to Participant’s designated beneficiary, or if no beneficiary survives Participant, the administrator or executor of Participant’s estate. Any such transferee must furnish the Corporation with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Corporation to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.
7.Tax Consequences. Participant has reviewed with its own tax advisors the U.S. federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Award Agreement. With respect to such matters, Participant relies solely on such advisors and not on any statements or representations of the Corporation or any of its agents, written or oral. Participant understands that Participant (and not the Corporation) shall be responsible for Participant’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Award Agreement.
8.Tax Obligations
(a)Responsibility for Taxes. Participant acknowledges that, regardless of any action taken by the Corporation or, if different, Participant’s employer (the “Employer”) or Parent or Subsidiary to which Participant is providing services (together, the Corporation, Employer and/or the Parent or Subsidiary to which the Participant is providing services, the “Service Recipient”), the ultimate liability for any tax and/or social insurance liability obligations and requirements in connection with the RSUs, including, without limitation, (a) all federal, state, and local taxes (including the Participant’s Federal Insurance Contributions Act (FICA) obligation) that are required to be withheld by the Corporation or the Service Recipient or other payment of tax-related items related to Participant’s participation and legally applicable to Participant, (b) the Participant’s and, to the extent required by the Corporation (or Service Recipient), the Corporation’s (or Service Recipient’s) fringe benefit tax liability, if any, associated with the grant, vesting, or settlement of the RSUs or sale of Shares, and (c) any other Corporation (or Service Recipient) taxes the responsibility for which the Participant has, or has agreed to bear, with respect to the RSUs (or settlement thereof or issuance of Shares thereunder) (collectively, the “Tax Obligations”), is and remains Participant’s responsibility and may exceed the amount actually withheld by the Corporation or the Service Recipient. Participant further acknowledges that the Corporation and/or the Service Recipient

(i) make no representations or undertakings regarding the treatment of any Tax Obligations in connection with any aspect of the RSUs, including, but not limited to, the grant, vesting or settlement of the RSUs, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends or other distributions, and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate Participant’s liability for Tax Obligations or achieve any particular tax result. Further, if Participant is subject to Tax Obligations in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges that the Corporation and/or the Service Recipient (or former employer, as applicable) may be required to withhold or account for Tax Obligations in more than one jurisdiction. If Participant fails to make satisfactory arrangements for the payment of any required Tax Obligations hereunder at the time of the applicable taxable event, Participant acknowledges and agrees that the Corporation may refuse to issue or deliver the Shares.
(b)Tax Withholding. When Shares are issued as payment for vested RSUs, Participant generally will recognize immediate U.S. taxable income if Participant is a U.S. taxpayer. If Participant is a non-U.S. taxpayer, Participant will be subject to applicable taxes in his or her jurisdiction. Pursuant to such procedures as the Committee may specify from time to time, the Corporation and/or Service Recipient shall withhold the amount required to be withheld for the payment of Tax Obligations or other greater amount up to the maximum statutory rate under applicable laws, as applicable to the Participant, if such other greater amount would not result in adverse financial accounting treatment, as determined by the Corporation. The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit Participant to satisfy such Tax Obligations, in whole or in part (without limitation), if permissible by applicable local law, by (a) paying cash, (b) electing to have the Corporation withhold otherwise deliverable Shares having a market value equal to the amount of such Tax Obligations, (c) withholding the amount of such Tax Obligations from Participant’s wages or other cash compensation paid to Participant by the Corporation and/or the Service Recipient, (d) delivering to the Corporation already vested and owned Shares having a market value equal to such Tax Obligations, or (e) selling a sufficient number of such Shares otherwise deliverable to Participant through such means as the Corporation may determine in its sole discretion (whether through a broker or otherwise) equal to the amount of the Tax Obligations. To the extent determined appropriate by the Corporation in its discretion, it will have the right (but not the obligation) to satisfy any Tax Obligations by reducing the number of Shares otherwise deliverable to Participant and, until determined otherwise by the Corporation, this will be the method by which such Tax Obligations are satisfied. Further, if Participant is subject to tax in more than one jurisdiction between the Date of Grant and a date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges and agrees that the Corporation and/or the Service Recipient (and/or former employer, as applicable) may be required to withhold or account for tax in more than one jurisdiction. If Participant fails to make satisfactory arrangements for the payment of such Tax Obligations hereunder at the time any applicable RSUs otherwise are scheduled to vest pursuant to Sections 3 or 4, Participant will permanently forfeit such RSUs and any right to receive Shares thereunder and the RSUs will be returned to the Corporation at no cost to the Corporation. Participant acknowledges and agrees that the Corporation may refuse to deliver the Shares if such Tax Obligations are not delivered at the time they are due.
9.Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Corporation in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) will have been issued, recorded on the records of the Corporation or its transfer agents or registrars, and delivered to Participant (including through electronic delivery to a brokerage account). After such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Corporation with respect to voting such Shares and receipt of dividends and distributions on such Shares.
10.No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE RSUS PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER, WHICH UNLESS PROVIDED OTHERWISE UNDER APPLICABLE LAW IS AT THE WILL OF THE CORPORATION (OR THE SERVICE RECIPIENT) AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS RSU AWARD OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE

TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE CORPORATION (OR THE SERVICE RECIPIENT) TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER, SUBJECT TO APPLICABLE LAW, WHICH TERMINATION, UNLESS PROVIDED OTHERWISE UNDER APPLICABLE LAW, MAY BE AT ANY TIME, WITH OR WITHOUT CAUSE.
11.Grant is Not Transferable. Except to the limited extent provided in Section 6, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.
12.Nature of Grant. In accepting the grant, Participant acknowledges, understands and agrees that:
(a)the grant of the RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted in the past;
(b)all decisions with respect to future RSUs or other grants, if any, will be at the sole discretion of the Corporation;
(c)Participant is voluntarily participating in the Plan;
(d)the RSUs and the Shares subject to the RSUs are not intended to replace any pension rights or compensation;
(e)the RSUs and the Shares subject to the RSUs, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-term service awards, pension or retirement or welfare benefits or similar payments;
(f)the future value of the underlying Shares is unknown, indeterminable, and cannot be predicted with certainty;
(g)for purposes of the RSUs, Participant’s status as a Service Provider will be considered terminated as of the date Participant is no longer actively providing services to the Corporation or any Parent or Subsidiary as an employee (regardless of the reason for such termination and whether or not later to be found invalid or in breach of employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s employment or service agreement, if any), and unless otherwise expressly provided in this Award Agreement (including by reference in the Notice to other arrangements or contracts) or determined by the Committee, Participant’s right to vest in the RSUs under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s employment agreement, if any, unless Participant is providing bona fide services as an employee during such time); the Committee shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of the RSUs grant (including whether Participant may still be considered to be providing services while on a leave of absence and consistent with local law); and
(h)unless otherwise provided in the Plan or by the Corporation in its discretion, the RSUs and the benefits evidenced by this Award Agreement do not create any entitlement to have the

RSUs or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares.
13.No Advice Regarding Grant. The Corporation is not providing any tax, legal or financial advice, nor is the Corporation making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Shares. Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
14.Data Privacy. Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Award Agreement and any other RSU grant materials by and among, as applicable, the Employer or other Service Recipient, the Corporation and any Parent or Subsidiary for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.
Participant understands that the Corporation and the Service Recipient may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title, any Shares or directorships held in the Corporation, details of all RSUs or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Award Agreement.
Participant understands that Data will be transferred to a stock plan service provider as may be selected by the Corporation in the future, which is assisting the Corporation with the implementation, administration and management of the Plan. Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country of operation (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. Participant authorizes the Corporation, any stock plan service provider selected by the Corporation and any other possible recipients which may assist the Corporation (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands that if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, Participant understands that he or she is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, his or her status as a Service Provider and career with the Service Recipient will not be adversely affected; the only adverse consequence of refusing or withdrawing Participant’s consent is that the Corporation would not be able to grant Participant RSUs or other equity awards or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.
15.Address for Notices. Any notice to be given to the Corporation under the terms of this Award Agreement will be addressed to the Corporation at Phunware, Inc., 1002 West Avenue, Austin, Texas, 78701, or at such other address as the Corporation may hereafter designate in writing.
16.Electronic Delivery and Acceptance. The Corporation may, in its sole discretion, decide to deliver any documents related to the RSUs awarded under the Plan or future RSUs that may be awarded under the Plan by electronic means or request Participant’s consent to participate by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Corporation or another third party designated by the Corporation.
17.No Waiver. Either party’s failure to enforce any provision or provisions of this Award Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party from thereafter enforcing each and every other provision of this Award Agreement. The rights granted both parties herein are cumulative and shall not constitute a waiver of either party’s right to assert all other legal remedies available to it under the circumstances.
18.Successors and Assigns. The Corporation may assign any of its rights under this Award Agreement to single or multiple assignees, and this Award Agreement shall inure to the benefit of the successors and assigns of the Corporation. Subject to the restrictions on transfer herein set forth, this Award Agreement shall be binding upon Participant and his or her heirs, executors, administrators, successors and assigns. The rights and obligations of Participant under this Award Agreement may only be assigned with the prior written consent of the Corporation.
19.Additional Conditions to Issuance of Stock. If at any time the Corporation will determine, in its discretion, that the listing, registration, qualification or rule compliance of the Shares upon any securities exchange or under any state, federal or foreign law, the tax code and related regulations or under the rulings or regulations of the United States Securities and Exchange Commission or any other governmental regulatory body or the clearance, consent or approval of the United States Securities and Exchange Commission or any other governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Participant (or his or her estate) hereunder, such issuance will not occur unless and until such listing, registration, qualification, rule compliance, clearance, consent or approval will have been completed, effected or obtained free of any conditions not acceptable to the Corporation. Subject to the terms of this Award Agreement and the Plan, the Corporation shall not be required to issue any certificate or certificates for Shares hereunder prior to the lapse of such reasonable period of time following the date of vesting of the RSUs as the Committee may establish from time to time for reasons of administrative convenience.
20.Interpretation. The Committee will have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any RSUs have vested). All actions taken and all interpretations and determinations made by the Committee in good faith will be final and binding upon Participant, the Corporation and all other interested persons. Neither the Committee nor any person acting on behalf of the Committee will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award Agreement.
21.Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.
22.Modifications to the Award Agreement. This Award Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Award Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Award Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Corporation. Notwithstanding anything to the contrary in the Plan or this Award Agreement, the Corporation reserves the right to revise this Award Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection to this award of RSUs.
23.Governing Law and Venue. This Award Agreement will be governed by the laws of Texas, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under the RSUs or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Texas, and agree that such litigation will be conducted in the courts of Travis County, Texas, or the federal courts for the United States for the Western District of Texas, and no other courts, where this Award Agreement is made and/or to be performed.

24.Agreement Severable. In the event that any provision in this Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.
25.Amendment, Suspension or Termination of the Plan. By accepting this Award Agreement, Participant expressly warrants that he or she has received RSUs under the Plan, and has read and understood the Plan. Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Corporation at any time.
26.Entire Agreement. The Plan is incorporated herein by reference. The Plan, the Notice and this Award Agreement (including the appendices and exhibits referenced herein) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Corporation and Participant with respect to the subject matter hereof, and may not be modified adversely to the Participant’s interest except by means of a writing signed by the Corporation and Participant.